UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 15, 2019

ACQUIRED SALES CORP.

(Exact name of registrant as specified in its charter)

Nevada	87-0479286
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

31 N. Suffolk Lane, Lake Forest, Illinois	60045
(Address of principal executive offices)	(Zip Code)

847-915-2446

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

Execution of Agreement and Plan of Merger – CBD Lion LLC

On August 15, 2019, Acquired Sales Corp. (the “Company”), Gerard M. Jacobs (“Gerry Jacobs”) and William C. “Jake” Jacobs (“Jake Jacobs”) entered into an Agreement and Plan of Merger (“Merger Agreement”) with CBD Lion LLC (“Lion”) and its owners Erik Lundgren, Katie Nauert, Andrew Stepniak, Gary Lundgren, and Gayle Lundgren (the “Lion Owners”) to, subject to a number of conditions, acquire 100% of the ownership of Lion for two million dollars ($2,000,000) in cash, plus five million (5,000,000) shares of unregistered common stock of the Company (the "Stock Consideration").

There will be many conditions to closing of the Merger Agreement, many of which are outside of the parties’ control and we cannot predict whether these conditions will be satisfied. There are no assurances when or if closing of the merger as set out in the Merger Agreement will occur.

Closing of the acquisition of Lion is subject to a number of conditions, including but not limited to completion of the audit of Lion, receipt of a tax opinion on the transaction, obtaining all necessary approvals, the completion of all necessary securities filings, informational notice to stockholders, at least a 20 day waiting period after stockholder notice, government consents, entry into key person employment agreements, a stockholders agreement and a registration rights agreement.

In the event that the proposed acquisition of Lion is completed, the Merger Agreement requires that as soon as practicable following the closing of the proposed sale, the Company will change its name to "CBD Lion Corp.” and request a new trading symbol that better relates to the new proposed name.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached as Exhibit 10.54 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Any equity securities that may be issued in the Company’s capital raise to finance the Merger Agreement will not be registered at the time of issuance under the Securities Act of 1933, as amended, or applicable state laws and may not be offered or sold in the United States absent registration or an available exemption under applicable federal and state securities laws. The disclosures in this Form 8-K regarding the Company’s capital raise to finance any portion of the Merger Agreement are being made pursuant to Rule 135c under the Securities Act of 1933. This Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company or Lion.

Loan for Growth Capital – CBD Lion LLC

As previously disclosed in the Company’s Form 10-Q for the quarterly period ended June 30, 2019, on August 8, 2019, the Company made an unsecured $300,000 loan to Lion (the “Loan”) evidenced by a promissory note (the “Note”). The proceeds of the Loan are to be used by Lion exclusively for growth capital and not to be used to repay any related party debt of Lion nor to pay any increased salaries or bonuses to any of the executives of Lion. If the merger closes, then the Loan shall be extinguished, because post-closing of the merger, Lion and the Company will constitute the same entity. Pursuant to the terms of the Note, if the merger does not close and the Merger Agreement is terminated, then the Loan shall be repaid by Lion to the Company in six equal monthly installments of principal, together with accrued interest at the rate of 6% per year, with the first such installment due and payable by Lion to the Company on the first day of the first calendar month following the termination of the Merger Agreement.

The foregoing description of the Loan and Note does not purport to be complete and is qualified in its entirety by reference to the full text of the Note, which is attached as Exhibit 10.55 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.54Merger Agreement between Acquired Sales Corp., Gerard M. Jacobs, William C. “Jake” Jacobs and CBD Lion LLC and its owners

Exhibit 10.55Promissory Note in the amount of $300,000 dated August 8, 2019 executed by CBD Lion LLC in favor of Acquired Sales Corp .

Exhibit 99.1Press Release Dated August 19, 2019

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

ACQUIRED SALES CORP.

/s/ Gerard M. Jacobs

Gerard M. Jacobs

Chief Executive Officer

Dated:  August 19, 2019